Exhibit 107

FILING FEE TABLE

Calculation of Filing Fee Table

Form S-8

(Form Type)

Metropolitan Bank Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	750,000	(3)	$63.74	$47,805,000	0.00015310	$7,318.95
Total Offering Amounts								$7,318.95
Total Fee Offsets								$0.00
Net Fee Due								$7,318.95

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Metropolitan Bank Holding Corp. (the “Company”) that may be offered or issued pursuant to the Amendment to the Amended and Restated Metropolitan Bank Holding Corp. 2022 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange on May 23, 2025, which was $63.74.
(3)	Represents additional shares of Common Stock authorized for issuance under the Plan.